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                                                                      Exhibit h3

                               AMENDMENT AGREEMENT

         Amendment AGREEMENT, effective as of May 1, 2002, by and between Boston Advisors Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund") and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank").

         WHEREAS the Fund and Investors Bank entered into an Administration Agreement dated June 1, 2000 (the "Administration Agreement"); as amended from time to time, and

         WHEREAS, the Fund and Investors Bank desire to amend the Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       Amendments.
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         (a) Section 3 of the Administration Agreement is hereby amended by deleting the last sentence of the first paragraph thereof.

         (b) Section 5 of the Administration Agreement is hereby amended by deleting paragraph 5(a) thereof in its entirety and inserting in lieu thereof the following:

         "(a) For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein."

         (c) Appendix A to the Administration Agreement is hereby amended by
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deleting such Appendix A in its entirety and inserting in lieu thereof Appendix
              ----------                                               --------
A in the form attached hereto as Exhibit I hereto.
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(d)      Appendix C to the Agreement is deleted in its entirety.
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2.       Miscellaneous.
         -------------

         (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

                                            INVESTORS BANK & TRUST COMPANY


                                            By: _______________________________

                                            Name: _____________________________

                                            Title: ____________________________


                                            BOSTON ADVISORS TRUST


                                            By: _______________________________

                                            Name: _____________________________

                                            Title: ____________________________

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                                   Appendix A


                               Series of the Trust


                       Boston Advisors Cash Reserves Fund
                Boston Advisors U.S. Government Money Market Fund
                   Boston Advisors Tax Free Money Market Fund
              Boston Advisors New York Municipal Money Market Fund